Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Fiscal 2010 Third Quarter Results

  Total revenues from continuing operations for the quarter were $155.5 million, compared with $154.5 million in the prior year period.
  Gross profit margin from continuing operations was 38.2 percent, compared with 39.9 percent in the prior year period. Operating expenses from continuing operations (excluding depreciation and amortization) increased $1.7 million to $62.2 million compared with $60.5 million in the prior year period.
  EBITDA1 from continuing operations was ($2.8) million, compared with ($75.3) million in the prior year period. Adjusted EBITDA for the prior year period was $2.4 million. (1Earnings Before Interest, Taxes, Depreciation and Amortization. A reconciliation of Net Income to EBITDA and Adjusted EBITDA is included as part of the tables attached to the end of this release.)
  EPS from continuing operations was ($0.09) per share, compared with ($1.01) in the prior year period (Adjusted EPS for the prior year period was ($0.04), excluding a pre-tax, non-cash charge of $76.5 million taken in the fiscal 2009 third quarter for the write down of goodwill and intangibles related to the Company’s Gourmet Food and Gift Baskets business and a non-recurring, pre-tax charge of $1.2 million for severance costs associated with a labor force reduction completed during the fiscal 2009 third quarter).
  Free Cash Flow(2) for the nine months ended March 28, 2010 (including discontinued operations) increased significantly to approximately $16.4 million, compared with negative free cash flow of ($9.9) million in the prior year period, primarily reflecting improved operations, lower inventory and reduced capital expenditures. (2The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures)
  On April 16, 2010 the Company closed on an amended and restated credit agreement including a prepayment of $12 million which reduced the Company’s outstanding term loan debt to $60 million and extended it to a four-year term through 2014.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--April 28, 2010--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading Florist and Gift Shop, today reported revenues of $155.5 million for its fiscal third quarter ended March 28, 2010 compared with revenues of $154.5 million reported in the prior year period. Gross margin for the quarter was 38.2 percent compared with 39.9 percent in the prior year period primarily reflecting the impact of the Company’s promotional campaign for the Valentine holiday that featured free shipping or no service charge.

Operating expenses (excluding depreciation and amortization and prior-year goodwill and intangibles impairment) during the quarter were $62.2 million, or 40% of total revenues, compared with $60.5 million, or 39.2% of total revenues, in the prior year period. The increase was primarily related to increased marketing spending to communicate the Valentine holiday promotion in the Consumer Floral category. As a result of these factors, EBITDA from continuing operations was a loss of $2.8 million compared with a loss of $75.3 million in the prior year period. For the prior year period, adjusted EBITDA was $2.4 million, excluding a pre-tax, non-cash charge of $76.5 million for the write down of goodwill and intangibles associated with the Company’s Gourmet Food and Gift Baskets segment and a one-time pre-tax charge of $1.2 million for severance costs associated with a labor force reduction completed during the fiscal 2009 third quarter.

Net loss from continuing operations for the quarter was $5.9 million or ($0.09) per share compared with the prior year period’s net loss from continuing operations of $64.3 million or ($1.01) per share. For the prior year period, adjusted net loss and EPS from continuing operations, excluding the aforementioned impairment and severance costs, were $2.7 million and ($0.04) per share, respectively. Consolidated net loss for the quarter was $7.3 million, or ($0.11) per share, compared with a consolidated net loss of $65.8 million, or ($1.03) per share, in the prior year period. Included in consolidated net loss for the quarter was $1.4 million of net loss from discontinued operations, essentially unchanged compared with the consolidated net loss from discontinued operations in the prior year period.

Jim McCann, CEO, said: “During the fiscal third quarter, our BloomNet wire service and Gourmet Food and Gift Baskets categories continued to perform well, however, our Consumer Floral results were impacted by weak Valentine-holiday results reflecting several factors, including the Sunday day-placement, severe weather across much of the country and continued soft demand from consumers. As we planned for the Sunday day-placement of the holiday, we made the decision to step up our marketing spending as well as offer consumers expanded promotional offers designed to incent early ordering for early delivery. While we did see an increase in order volume for the Valentine holiday, the lift was insufficient to offset the impact that the promotions had on our gross margin and average order value.

“This, combined with the increase in advertising, resulted in significant underperformance in terms of category contribution in our Consumer Floral category. As a result, we have made significant changes to our go forward marketing and merchandising plans for the Consumer Floral category and we are confident that we will see solid improvement in this category in our current fiscal fourth quarter and throughout fiscal 2011. Importantly, outside of the Valentine holiday, we have seen improving trends in consumer demand, gross margin and average order value for the past twelve months. We believe these trends bode well for our current fiscal fourth quarter, which includes the key Mother’s Day holiday, and for significant improvement in consumer floral results in fiscal 2011.”

McCann noted that the Company’s Bloomnet Wire Service and Gourmet Food and Gift Baskets categories showed solid growth during the fiscal third quarter. “Bloomnet has increased its market penetration for its suite of products and services which enabled it to grow revenues approximately five percent during the fiscal third quarter. Most important, Bloomnet continues to maintain a strong contribution margin of approximately 30 percent through a combination of operating cost efficiencies and pricing initiatives,” he said.

“In our Gourmet Food and Gift Baskets category we produced strong top- and bottom-line results during the quarter, with revenues up almost 14 percent and contribution margin up approximately 12 percent. This reflects solid double-digit growth in our online channels, including our new 1-800-BASKETS.COM brand. The strong revenue growth, combined with the benefits of our enhanced manufacturing and distribution efficiencies resulted in improved contribution margin. We see our customers increasingly drawn to the great quality and selection offered by our gourmet food gift brands, including The Popcorn Factory, Cheryl&Co., Fannie May. 1-800-BASKETS.COM, Winetasting.com and Geerlings & Wade. As a result, we continue to expand our market position in this category toward becoming a leading provider of gourmet gifts for all of our customers’ celebratory occasions,” said McCann.

During the fiscal third quarter, the Company said approximately 1.6 million e-commerce customers placed orders of whom approximately 60 percent were repeat customers. This reflects the strength of the 1-800-FLOWERS.COM brand and its expanded Gifts businesses, as well as the Company’s ongoing focus on deepening the relationship with its existing customers as their trusted source for gifts and services for all of their celebratory occasions.

Regarding the Company’s outlook for its fiscal fourth quarter ending June 27, 2010, McCann said, “We are cautiously optimistic that the recent positive trend in consumer activity is sustainable, despite the fact that consumer confidence levels remain at historically low levels. With that said, we were very pleased with the tremendous increase in brand awareness that resulted from our recent appearance on CBS TV’s hit show Undercover Boss, which attracted approximately 15 million viewers. We plan to leverage this great brand exposure, combined with some innovative marketing programs, to increase consumer engagement and drive demand. For the key Mother’s Day holiday, these initiatives include an expansion of our successful “Spot A Mom” campaign that is making extensive use of social media and mobile commerce channels where we are a leader in our category. As a result, we expect to achieve significant improvement in our Consumer Floral category results and to further build on the solid performance in our BloomNet and Gourmet Foods & Gift Baskets categories,” said McCann.

CATEGORY RESULTS FOR FISCAL 2010 THIRD QUARTER:

The Company provides selected financial results for its Floral and Gifts business categories in the tables attached to this release and as follows:

  1-800-FLOWERS.COM Consumer Floral: During the third quarter, revenue in this category declined 5.7 percent to $95.3 million compared with $101.1 primarily reflecting the weak Valentine-holiday which was impacted by several factors, including the Sunday day-placement, severe snow storms across much of the country and continued soft demand from consumers. Gross margin for the quarter was 33.2 percent compared with 35.6 percent in the prior year period, reflecting the impact of the Valentine holiday free shipping/ no service charge promotion. The combination of the lower sales and gross profit margin, along with higher marketing spending and the loss of approximately $1.1 million of contribution margin due to the termination of a third party marketing program, resulted in a decline in category contribution* to a loss of $241,000 compared to a gain of $7.4 million in the prior year period. (*The Company defines category contribution margin as earnings before interest, taxes, depreciation, amortization and goodwill and intangibles impairment and severance and other restructuring charges and before allocation of corporate overhead expenses.)

  BloomNet Wire Service: Revenues increased 4.8 percent to $17.7 million compared with $16.9 million in the year ago period. Gross profit margin was 53 percent compared with 55.5 percent in the prior year period, primarily reflecting product mix. Category contribution was $5.3 million, compared with $5.5 million in last year’s third quarter.
  Gourmet Food and Gift Baskets: Revenues increased 13.9 percent to $42.6 million compared with $37.4 million in the prior year period. Gross profit margin was 42.6 percent compared with 44 percent in the year ago period, primarily reflecting product mix, including an increase in revenues associated with the Company’s wine services business. Category contribution increased 11.6 percent to $1.2 million compared with $1.1 million in the prior year period.
  Results of Discontinued Operations: On January 25, 2010, the Company completed the sale of its Home and Children’s Gifts business. Results for the segment (for the four week period during the quarter prior to the sale) are included in the Company’s consolidated results for the quarter. Revenues in this category were $6.2 million compared with $18.5 million in the prior year fiscal third quarter. Category contribution margin was a loss of $800,000, compared with a contribution loss of $2.7 million for the full fiscal third quarter last year.

Company Guidance:

The Company reiterated its guidance for full year revenues from continuing operations to be down 5-to-10 percent compared with the prior year. In terms of bottom-line results, the Company expects EBITDA from continuing operations to be in a range of $28-to-$30 million and for EPS from continuing operations to be positive for the fiscal year. The Company reiterated its guidance for Free Cash Flow* (including discontinued operations) to be more than $30 million. (*The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures.)

McCann noted that the Company finished the fiscal third quarter with a solid balance sheet including $38 million in cash and no debt outstanding on its revolving credit facility. “We recently announced an amended and restated bank credit facility that included a pre-payment of $12 million which reduced our term loan debt to $60 million, and extended the term to four years through 2014. It is important to note that, despite the challenging economy, our business continues to generate strong cash flows enabling us to aggressively reduce our debt. These cash flows, combined with the proceeds from the sale of our Home and Children’s Gift division in January, have enabled us to pay down approximately $70 million on our term debt over the past 18 months which has further strengthened our balance sheet.

“Looking ahead, in our Consumer Floral category, we have made a number of changes to our marketing and merchandising programs, as well as in our management structure, that we believe will enable us to significantly improve its results. In our Bloomnet wire service, we are increasing our market penetration for our expanded suite of products and services and anticipate continued strong contribution from this business. And, in our Gourmet Food and Gift Baskets category, we see excellent opportunities for growth, particularly in our newest brand, 1-800-Baskets.com, which has experienced strong customer demand and recognition since its launch at the end of last year. Operationally, we remain focused on leveraging our business platform to reduce operating expenses and generate strong free cash flow while concurrently working to implement initiatives to drive revenue growth and margin expansion in all of our businesses toward building long-term shareholder value,” said McCann.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation and amortization. The Company presents EBITDA and adjusted financial information (Adjusted Net (Loss) Income from continuing operations, Adjusted EPS from continuing operations, Adjusted EBITDA from continuing operations, and Adjusted EPS – collectively “adjusted financial information) because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA and adjusted financial information should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for solid growth in EBITDA and EPS and accelerated growth in Free Cash Flow as part of the Company’s guidance with respect to its fiscal year 2010 compared with the prior year. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its profitability guidance for fiscal year 2010 and forecasted levels of free cash flow; its ability to leverage its operating platform and reduce operating expenses; its ability to grow its 1-800-Baskets.com business; its ability to manage the increased seasonality of its businesses; its ability to cost effectively acquire and retain customers; its ability to reduce working capital requirements and capital expenditures; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, balloons and plush stuffed animals perfect for every occasion. As always, 100% satisfaction is guaranteed. 1-800-FLOWERS.COM earned the 2009 Gold Award in the Online Flower Delivery category from TopTenREVIEWS; the Company’s Mobile Flower & Gift Center was named winner of the RIS (Retail Info Systems) 2010 Mobile App of the Year Award in the “Best Shopping” category and the Company was recognized by Computerworld magazine as a Premier 100 IT Leader for 2010. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably.

The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); wine gifts from The Winetasting NetworkSM (www.winetasting.com) and Geerlings&WadeSM (www.geerwade.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) as well as Celebrations® (www.celebrations.com), a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Conference Call:

The Company will conduct a conference call to discuss the attached financial results today, Wednesday, April 28, 2008 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowers.com. A recording of the call will be posted on the Investor Relations section of the Company’s web site within 2 hours of the call’s completion. A replay of the call can be accessed via telephone beginning at 2:00 p.m. (EDT) on 4/28/08 through midnight on Thursday, April 29, 2010 at: 1-800-642-1687 or 1-706-645-9291 (international); enter replay pass code #68996049.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	March 28,	June 28,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and equivalents	$38,023	$29,562
Receivables, net	23,266	11,335
Inventories	45,010	45,854
Deferred tax assets	8,637	12,666
Prepaid and other	5,664	4,580
Current assets of discontinued operations	-	18,100
Total current assets	120,600	122,097

Property, plant and equipment, net	51,290	54,770
Goodwill	41,211	41,205
Other intangibles, net	41,756	42,822
Deferred income taxes	11,925	11,725
Other assets	4,111	3,890
Non-current assets of discontinued operations	-	9,647
Total assets	$270,893	$286,156

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$54,887	$53,460
Current maturities of long-term debt and obligations under capital leases	26,040	22,337
Current liabilities of discontinued operations	-	2,633
Total current liabilities	80,927	78,430

Long-term debt and obligations under capital leases	49,945	70,518
Other liabilities	2,831	2,091
Non-current liabilities of discontinued operations	-	1,334
Total liabilities	133,703	152,373
Total stockholders’ equity	137,190	133,783
Total liabilities and stockholders’ equity	$270,893	$286,156

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations (Unaudited)
(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	March 28,	March 29,	March 28,	March 29,
	2010	2009	2010	2009

Net revenues:
E-commerce (combined online and telephonic)	$113,030	$115,449	$339,530	$360,431
Other	42,483	39,030	162,753	181,057
Total net revenues	155,513	154,479	502,283	541,488
Cost of revenues	96,100	92,768	299,453	326,868
Gross profit	59,413	61,711	202,830	214,620

Operating expenses:
Marketing and sales	46,729	43,429	128,181	130,063
Technology and development	4,183	5,205	13,264	15,049
General and administrative	11,297	11,886	38,504	36,869
Goodwill and intangible impairment	-	76,460	-	76,460
Depreciation and amortization	5,482	5,559	15,771	15,728
Total operating expenses	67,691	142,539	$195,720	$274,169
Operating income (loss)	(8,278)	(80,828)	7,110	(59,549)
Other income (expense):
Interest income	75	55	100	218
Interest expense	(1,212)	(1,102)	(4,744)	(4,768)
Other	18	47	34	65
Total other income (expense), net	(1,119)	(1,000)	(4,610)	(4,485)
Income (loss) from continuing operations before income taxes	(9,397)	(81,828)	2,500	(64,034)
Income tax expense (benefit) from continuing operations	(3,468)	(17,569)	1,362	(10,613)
Income (loss) from continuing operations	(5,929)	(64,259)	1,138	(53,421)
Operating loss from discontinued operations	(1,712)	(3,309)	(555)	(25,485)
Income tax benefit from discontinued operations	(345)	(1,793)	(150)	(2,716)
Loss from discontinued operations	(1,367)	(1,516)	(405)	(22,769)
Net income (loss)	$(7,296)	$(65,775)	$733	$(76,190)

Basic and diluted net income (loss) per common share
From continuing operations	$(0.09)	$(1.01)	$0.02	$(0.84)
From discontinued operations	(0.02)	(0.02)	(0.01)	(0.36)
Net income (loss) per common share	(0.11)	(1.03)	$0.01	$(1.20)
Weighted average shares used in the calculation of net income (loss) per common share
Basic	63,687	63,646	63,571	63,598
Diluted	63,687	63,646	64,037	63,598

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	March 28,	March 29,
	2010	2009

Operating activities
Net income (loss)	$733	($76,190)
Reconciliation of net income (loss) to net cash provided by operations:
Operating activities of discontinued operations	9,774	5,092
Impairment from discontinued operations	4,015	20,036
Goodwill and intangible asset impairment from continuing operations	-	76,460
Depreciation and amortization	15,771	15,728
Deferred income taxes	4,029	(16,089)
Bad debt expense	1,470	1,220
Stock based compensation	3,667	755
Other non-cash items	302	(243)
Receivables	(13,401)	(3,094)
Inventories	844	(9,144)
Prepaid and other	(1,084)	(2,255)
Accounts payable and accrued expenses	1,427	(11,686)
Other assets	(1,292)	(201)
Other liabilities	219	370
Net cash provided by operating activities	26,474	759

Investing activities
Acquisitions, net of cash acquired	-	(11,049)
Proceeds from sale of business	10,066	25
Capital expenditures, net of non-cash expenditures	(10,100)	(10,699)
Purchase of investment	(598)	-
Other	239	203
Investing activities of discontinued operations	(78)	(1,032)
Net cash used in investing activities	(471)	(22,552)
Financing activities
Acquisition of treasury stock	(672)	(797)
Proceeds from exercise of employee stock options	-	113
Proceeds from bank borrowings	49,000	120,000
Repayment of notes payable and bank borrowings	(64,262)	(75,562)
Debt issuance cost	-	(2,256)
Repayment of capital lease obligations	(1,608)	(9)
Financing activities of discontinued operations	-	(86)
Net cash (used in) provided by financing activities	(17,542)	41,403
Net change in cash and equivalents	8,461	19,610
Cash and equivalents:
Beginning of period	29,562	12,124
End of period	$38,023	$31,734

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Category Information
(in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 28,	March 29,		March 28,	March 29,
	2010	2009	% Change	2010	2009	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$95,341	$101,079	(5.7%)	$251,234	$274,674	(8.5%)
BloomNet Wire Service	17,706	16,899	4.8%	46,244	47,423	(2.5%)
Gourmet Food & Gift Baskets	42,617	37,406	13.9%	205,564	221,955	(7.4%)
Corporate (*)	349	174	100.6%	601	975	(38.4%)
Intercompany eliminations	(500)	(1,079)	53.7%	(1,360)	(3,539)	61.6%
Total net revenues from continuing operations	$155,513	$154,479	0.7%	$502,283	$541,488	(7.2%)

	Three Months Ended			Nine Months Ended
	March 28,	March 29,		March 28,	March 29,
	2010	2009	% Change	2010	2009	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$31,629	$35,998	(12.1%)	$90,332	$101,104	(10.7%)
	33.2%	35.6%		36.0%	36.8%

BloomNet Wire Service	9,390	9,382	0.1%	25,981	26,488	(1.9%)
	53.0%	55.5%		56.2%	55.9%

Gourmet Food & Gift Baskets	18,162	16,466	10.3%	86,085	87,314	(1.4%)
	42.6%	44.0%		41.9%	39.3%

Corporate (*)	232	(86)	369.8%	432	239	80.8%
	66.5%	(49.4%)		71.9%	24.5%

Intercompany eliminations	-	(49)		-	(525)
Total gross profit from continuing operations	$59,413	$61,711	(3.7%)	$202,830	$214,620	(5.5%)
	(38.2%)	(39.9%)		(40.4%)	(39.6%)

	Three Months Ended			Nine Months Ended
	March 28,	March 29,		March 28,	March 29,
	2010	2009	% Change	2010	2009	% Change

Category contribution margin from continuing operations:
1-800-Flowers.com Consumer Floral	$(241)	$7,390	(103.3%)	$15,010	$25,952	(42.2%)
BloomNet Wire Service	5,276	5,465	(3.5%)	14,072	14,558	(3.3%)
Gourmet Food & Gift Baskets	1,186	1,063	11.6%	26,592	26,866	(1.0%)
Category Contribution Margin Subtotal	6,221	13,918	(55.3%)	55,674	67,376	(17.4%)
Corporate (*)	(9,017)	(12,727)	29.2%	(32,793)	(34,737)	5.6%
Goodwill and intangible impairment	-	(76,460)	-	-	(76,460)	-
EBITDA	$(2,796)	$(75,269)	96.3%	$22,881	$(43,821)	152.2%
Goodwill and intangible impairment	-	76,460	-	-	76,460	-
Severance and restructuring costs	-	1,165	-	-	1,165	-
Adjusted EBITDA	$(2,796)	$2,356	(218.7%)	$22,881	$33,804	(32.3%)
(*) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category. During the three and nine months ended March 29, 2009, corporate expenses included $1.2 million of severance and other restructuring costs associated with the Company’s Fiscal 2009 operating expense reduction initiatives.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Appendix A – Reconciliations of Historical Information
(In thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 28,	March 29,		March 28,	March 29,
	2010	2009	% Change	2010	2009	% Change

Category contribution margin from discontinued
operations:
Net revenues from discontinued operations	$6,164	$18,492	(66.7%)	$87,852	$118,844	(26.1%)
Gross Profit from discontinued operations	2,199	7,865	(72.0%)	40,905	55,070	(25.7%)
Contribution margin from discontinued operations	(822)	(2,733)	69.9%	4,640	(3,576)	229.8%

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Appendix A – Reconciliations of Historical Information
(In thousands)
(unaudited)

Reconciliation of Net Income (Loss) from Continuing Operations to EBITDA and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	March 28,	March 29,	March 28,	March 29,
	2010	2009	2010	2009

Net (loss) income from continuing operations	($5,929)	($64,259)	$1,138	($53,421)
Add:
Interest expense	1,212	1,102	4,744	4,768
Depreciation and amortization	5,482	5,559	15,771	15,728
Income tax expense	-	-	1,362	-
Less:
Interest income	75	55	100	218
Income tax benefit	3,468	17,569	-	10,613
Other income (expense)	18	47	34	65
EBITDA	($2,796)	($75,269)	$22,881	($43,821)
Goodwill and intangible impairment	-	76,460	-	76,460
Severance and other restructuring costs	-	1,165	-	1,165
Adjusted EBITDA	($2,796)	$2,356	$22,881	$33,804

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted Net Income (Loss) from Continuing Operations:

	Three Months Ended		Year Ended
	March 28, 2010	March 29, 2009	March 28, 2010	March 29, 2009
Net income (loss) from continuing operations	($5,929)	($64,259)	$1,138	($53,421)
Add:
Goodwill and intangible impairment	-	76,460	-	76,460
Severance and other restructuring costs	-	1,165	-	1,165
Less:
Income tax expense associated with goodwill and intangible impairment, and severance and other restructuring costs	-	16,049	-	16,049
Adjusted net income (loss) from continuing operations	($5,929)	($2,683)	$1,138	$8,155

Adjusted net income (loss) per common share from continuing operations:
Basic	($0.09)	($0.04)	$0.02	$0.13
Diluted	($0.09)	($0.04)	$0.02	$0.13

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor Contact:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media Contact:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com